                                                                    Exhibit 10.5

                           REFUGIO PROJECT AGREEMENT
                           -------------------------


          This Agreement is dated as of November 17, 1992, and is made BETWEEN:

          BEMA GOLD CORPORATION, a body corporate subsisting under the laws of
          ---------------------
          British Columbia and having an office at 1400 - 510 Burrard Street, Vancouver, British Columbia, V6C 3A8

          ("Bema")
                                                               OF THE FIRST PART
AND:

          AMAX GOLD INC., a body corporate subsisting under the laws of the
          --------------
          state of Delaware and having an office at 350 Indiana Street, Golden, Colorado, 80228

          ("AGI")
                                                              OF THE SECOND PART


W H E R E A S:

A. Sociedad Contractual Compania Minera Refugio ("CMR") is the registered and beneficial owner of the Refugio Property;

B. Certain of the Bema Companies and CMR entered into the 1990 Option Agreement pursuant to which CMM acquired the option to purchase the Refugio Property from CMR on the terms and conditions set out therein;

C. AGI has entered into letters of intent each dated March 23, 1992, as amended, with Bema and with CMR pursuant to which the existing transactions between the Bema Companies and CMR will be modified and whereby AGI will acquire from certain of the Bema Companies 50% of the shares of CMM and whereby CMM will acquire from CMR the Refugio Property;

D. AGI and Bema wish to provide for the financing, exploration and development of the Refugio Property through the ownership of shares in CMM as equal shareholders;

E. The parties are entering into this Agreement to set out their agreement to negotiate in good faith the documents required to carry out the aforementioned acquisition by AGI and the financing, exploration and development of the Refugio Property;

          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE 1
                                 INTERPRETATION
                                 --------------

1.1       Definitions.  In addition to certain defined words and terms used in
          -----------
particular sections of this Agreement, in this Agreement (including the recitals) the following words and terms have the meaning set forth below:

     (a) "Affiliate" means (i) when used with respect to AGI, any Person that is Controlled by AGI, (ii) when used with respect to AGRI, AGI and any Person Controlled by AGI or AGRI, and (iii) when used in any other case, a Person that is Controlled by or is under common Control with the entity in question;

     (b) "Agreement for Acquisition of Shares" means the agreement dated November 18, 1992 among AGI, Amax Gold de Chile Limitada (a limited liability company), Bema, CMM, CMR and the CMR Shareholders;

     (c)  "Amax Companies" means AGI and AGRI;

     (d) "AGRI" means Amax Gold Refugio, Inc., a corporation organized under the laws of the State of Delaware;

     (e) "Approvals" means any and all material approvals, orders, consents, filings, licences and permits required by any applicable law, rule, regulation, order, decree, statute or otherwise, including all court, securities, regulatory and stock exchange approvals;

     (f) "August 1992 Feasibility Study" means the feasibility study for the Project dated August, 1992 as approved by Bema and AGI pursuant to section 5.1;

     (g) "Bema Bermuda" means Bema Gold (Bermuda) Ltd., a corporation organized under the laws of Bermuda;

     (h) "Bema Chile" means Minera Bema Gold (Chile) Limitada, a Chilean limited liability entity;

     (i)  "Bema Companies" means Bema, Bema Chile, Bema U.S. and Bema Bermuda;

     (j) "Bema U.S." means Bema Gold (U.S.) Inc., a corporation organized under the laws of the State of Nevada;

     (k)  "Board" means the board of directors of a company;

     (l) "Buffer Zone Property" means those mining claims, exploration concessions and exploitation concessions listed in Schedule "B" together with the surface rights overlying a portion of such claims and concessions as described in Schedule "C";

     (m) "Business Day" means a day other than Saturday, Sunday or any other day which is a legal holiday in either of Vancouver or Denver;

     (n) "CMM" means Compania Minera Maricunga, a Chilean contractual mining corporation;

     (o) "CMR" means Sociedad Contractual Compania Minera Refugio, a Chilean contractual mining company having an office at Balmaceda 3620, La Serena, Chile;

     (p) "CMR Shareholders" means Mario Ivan Hernandez Alvarez, Gerardo Findel Steppes, David Robert Stanley Thompson, Compania Minera Ventarron and Exploraciones Mineras NCE Ltda.;

     (q) "Completion of Construction" has the meaning set out in the Shareholders' Agreement;

     (r) "Confidential Information" means information, analyses, reports, studies, costs, strategies, financial reports and financial information, customer lists, pricing information and data, know-how, technical data, patterns, results, processes, formulas, patterns, devices, trade secrets and other information whatsoever but does not include the following:

               (i) any information that at the time of disclosure is in the public domain;

              (ii) any information that after disclosure is published or otherwise becomes part of the public domain through no fault of the recipient (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain);

             (iii) any information that the recipient can show already was in its possession at the time of the disclosure and that without breach of any obligation of confidentiality, it is free to disclose to others;

              (iv) any information that the recipient can show was received by it after the time of disclosure, from a third Person who did not acquire it directly or indirectly from the disclosing party or its Affiliates under an obligation of confidence, and that without breach of any obligation of confidence the recipient is free to disclose to others; and

               (v) any information that is required to be disclosed by law
                   (including any order, regulation or governmental action) or stock exchange rule;

     (s) "Constating Documents" means the constating memorandum, the articles, the articles of incorporation, the articles of arrangement, the articles of continuance or the articles of amalgamation pursuant to which a corporation is incorporated, arranged, continued or amalgamated, as the case may be, together with any amendments thereto, the by-laws of such corporation, any special rights and restrictions associated with any class of shares and any shareholders' agreement which has been executed by such corporation and which governs in whole or in part such corporation's affairs;

     (t)  "Control" means, at any time:

               (i) the right to exercise the majority of the votes which may be cast at a general meeting of a corporation;

              (ii) the right or ability to elect or appoint, directly or indirectly, the majority of the directors of a corporation or other Persons who have the right to manage or supervise the management of the affairs and business of the corporation; or

             (iii) the direct or indirect power to direct or cause the direction of the management or policies of a legal entity, whether through ownership of voting securities, by contract, or otherwise;

     (u) "Environmental Law" means any applicable law, rule, policy, order, permit, demand or regulation whatsoever, of any national, federal, state or local government or any subdivision thereof, relating to the protection, preservation, reclamation or rehabilitation of the environment, whether now existing or hereafter arising, relating to the Project;

     (v) "Existing Exploration and Evaluation Data" means all information, data, material and results of the exploration, evaluation and other activities undertaken by or for Bema Chile, Bema U.S. or Bema or its Affiliates with respect to the Refugio Property or any portion thereof prior to the date of this Agreement, including without limitation, all core, pulps and other samples relating to the Refugio Property in the possession or control of Bema Chile, Bema U.S. or Bema or its Affiliates and all reports, analyses, assays, studies, maps, data bases, plans, drawings, and documents derived from, based on, or which incorporate information from such exploration, evaluation or other activities;

     (w)  "Final Closing" means final completion of the Transactions;

     (x)  "Final Closing Conditions" has the meaning set out in section 8.4;

     (y) "Final Closing Date" means January 14, 1993 or such other date as shall be agreed upon by the parties and CMR;

     (z) "Financing Period" means the period of time extending from the Final Closing Date to that day which is the last day of the eighteenth month thereafter;

     (aa) "Financing Plan" has the meaning set out in the Shareholders'
          Agreement;

     (ab) "First Closing" means the completion of the Transactions subject only to the Final Closing Conditions;

     (ac) "First Closing Date" means November 18, 1992 or such other date as shall be agreed upon by the parties and CMR;

     (ad) "Fixed Portion of the Purchase Price" means the fixed portion of the purchase price as set out in Clause Fourth Section 1) of the Purchase/Sale Promise of Mining Claims;

     (ae) "Governmental Authority" means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing;

     (af) "License Agreement" means the License and Use of Information Agreement dated as of [the Final Closing Date] between Bema Chile and CMM pursuant to which Bema Chile will grant to CMM the right to use the Existing Exploration and Evaluation Data owned by Bema Chile;

     (ag) "Mineco" means Compania Minera San Damian, the contractual mining company to be established by Bema Chile and CMR for mining exploration, development and exploitation with respect to the Outside Property;

     (ah) "New Bylaws" means new bylaws of CMM to replace, effective as of the Final Closing, the existing bylaws of CMM;

     (ai) "1990 Option Agreement" means the Promise of Sale of Mining Properties dated August 29, 1990 among Bema Chile, CMM and CMR and granted before the Santiago Notary Public Mr. Andres Rubio Flores, as amended by agreement dated October 2, 1992;

     (aj) "Outside Property" means those mining claims, exploration concessions and exploitation concessions owned directly or indirectly by any one or more of Mineco, Bema Chile, CMR or any Affiliate of them, lying in whole or in part within a 12 kilometer radius extending from the UTM coordinates 6953600 North and UTM 469900 east (excluding those mining claims, exploration concessions and exploitation concessions included in the Refugio Property and the Buffer Zone Property) together with any surface rights overlying those claims and concessions owned directly or indirectly by any one or more of Mineco, Bema Chile, CMR or any Affiliate of them;

     (ak) "Person" means an individual, corporation, body corporate, firm, partnership, syndicate, joint venture, association, trust, unincorporated organization or governmental authority or any trustee, executor, administrator or other legal representative;

     (al) "Project" means the financing, construction, development and operation of the Refugio Property in accordance with the Project Feasibility Study, the Project Schedule and the Financing Plan;

     (am) "Project Feasibility Study" has the meaning set out in the Shareholders' Agreement;

     (an) "Project Schedule" means the schedule for carrying out the construction, development and operation of the Refugio Property included in the Project Feasibility Study;

     (ao) "Project Financing" has the meaning set out in the Shareholders' Agreement;

     (ap) "Promise to Assign Easement" means the agreement between Bema Chile and CMM dated November 18, 1992 pursuant to which Bema Chile promises to assign to CMM all of Bema Chile's rights in the Easement granted by the Chilean Army to Bema Chile on June 27, 1991 and registered under No. 3.273 to the extent of the coordinates set out in Schedule "C", Area B3, upon receipt of the consent of the Chilean Army;

     (aq) "Promise to Assign Water Rights" means the agreement between Bema Chile and CMM dated November 18, 1992 pursuant to which Bema Chile promises to assign to CMM all of Bema Chile's rights in the Right to Explore and

          Exploit Water granted by the Chilean Army to Bema Chile on June 27, 1991 and registered under No. 3.272 upon receipt of the consent of the Chilean Army and promises to assign to CMM any exploitation concessions that are granted to Bema Chile pursuant to the exploration concessions listed in Schedule "D";

     (ar) "Purchase/Sale Promise of Laguna and Hielo Claims" means the agreement between CMM and Bema Chile dated as of November 18, 1992 pursuant to which CMM agrees to purchase and Bema Chile agrees to sell the Laguna 1 - 11 and Hielo 1 - 9 mining claims;

     (as) "Purchase/Sale Promise of Mining Claims" means the Purchase/Sale Promise of Mining Claims and Constitution of Easements agreement between CMM and CMR dated November 18, 1992 pursuant to which CMM agrees to purchase and CMR agrees to sell the mining claims included in the Refugio Property and the mining claims, exploration concesions and exploitation concessions included in the Buffer Zone Property except the Laguna 1 - 11 and Hielo 1 - 9 mining claims and includes the agreements appurtenant thereto including the Determination of Net Operating Margin Agreement and the Determination of Net Smelter Return Agreement (as therein defined);

     (at) "Purchase/Sale Promise of Surface Rights" means the agreement dated November 18, 1992 between CMR and CMM pursuant to which CMM agrees to purchase and CMR agrees to sell the surface rights included in the Refugio Property and the Buffer Zone Property except those surface rights which are the subject of the Promise to Assign Easement and those surface rights which are the subject of the Purchase/Sale Promise of Laguna and Hielo Claims;

     (au) "Purchase/Sale Promise of Water Rights" means the agreement dated November 18, 1992 between Bema Chile and CMM pursuant to which CMM agrees to purchase and Bema Chile agrees to sell the Water Rights other than those Water Rights that are the subject of the Promise to Assign Water Rights;

     (av) "Refugio Property" means the mining claims listed on Schedule "A" together with any surface rights overlying those mining claims, the description of the surface rights being set out in Schedule "C";

     (aw) "Securities Agreement" means an agreement dated as of the First Closing Date between AGI and the CMR Shareholders governing the acquisition by the CMR Shareholders of 3,150,000 shares of AGI common stock and the registration rights and transfer restrictions with respect to those shares;

     (ax) "Shareholders' Agreement" means an agreement dated as of the First Closing Date among Bema Bermuda, AGRI, Bema and AGI to govern the relationship of Bema Bermuda and AGRI as shareholders of CMM;

     (ay) "this Agreement" means this agreement including the recitals hereof and the schedules hereto, as amended and supplemented;

     (az)  "Transactions" means:

               (i) the entering into of the Purchase/Sale Promise of Mining
                   Claims by CMM and CMR and the transfer from CMR to CMM of the properties described in Clauses One, Two and Thirty thereof;

              (ii) the entering into of the Purchase/Sale Promise of Water
                   Rights by Bema Chile and CMM and the transfer from Bema Chile to CMM of the water rights described therein;

             (iii) the entering into of the Purchase/Sale Promise of Surface
                   Rights by CMR and CMM and the transfer from CMR to CMM of the surface rights described therein;

              (iv) the entering into of the Purchase/Sale Promise of Laguna and
                   Hielo Claims by Bema Chile and CMM;

               (v) the entering into of the Promise to Assign Water Rights by
                   Bema Chile and CMM;

              (vi) the entering into of the Promise to Assign Easement by Bema
                   Chile and CMM;

             (vii) the adoption by Bema Bermuda and AGRI of the New Bylaws;

            (viii) the execution and delivery of the Shareholders' Agreement by Bema Bermuda, AGRI, Bema and AGI;

              (ix) the execution and delivery of the License Agreement by Bema
                   Chile and CMM;

               (x) the execution and delivery of the Securities Agreement by AGI and the CMR Shareholders and the sale of shares of AGI stock to the CMR Shareholders pursuant thereto; and

              (xi) the execution and delivery of the Agreement for Acquisition of Shares by AGI, Amax Gold de Chile

                 Limitada, Bema, CMM, CMR and the CMR Shareholders; and

     (ba) "Water Rights" means those water concessions listed in Schedule "D".

1.2       Governing Law and Forum.  This Agreement and all matters arising
          -----------------------
hereunder will be governed by and construed in accordance with the laws of the State of Colorado excluding conflict of laws principles.

1.3       Business Day.  In the event that any date on which any action is
          ------------
required to be taken or by which notice is to received hereunder is not a Business Day, such action shall be required to be taken on and such notice shall be required to be received by the next succeeding day which is a Business Day.

1.4       Severability.  If any one or more of the provisions contained in this
          ------------
Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

1.5       Included Words.  The singular of any term includes the plural, and
          --------------
vice versa, the use of any term is generally applicable to either gender and, where applicable, to a corporation, the word "or" is not exclusive and the word "including" is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto.

1.6       Headings.  The headings to the sections and subsections of this
          --------
Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

1.7       Cross-References.  Unless otherwise stated, all references in this
          ----------------
Agreement to a designated "section", "subsection" or other subdivision or to a schedule is to the designated section, subsection or other subdivision of, or schedule to, this Agreement.

1.8       References to Whole Agreement.  Unless otherwise stated, the words
          -----------------------------
"herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or other subdivision or schedule.

1.9       Statutes.  Unless otherwise stated, any reference to a statute
          --------
includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or regulations.

1.10      References to Successors Included.  Any reference to a corporate
          ---------------------------------
entity includes and is also a reference to any corporate entity that is a successor to such entity.

1.11      Requirement in Writing.  A reference to "waiver", "approval",
          ----------------------
"authorization", "consent", "designation" or "notice" means written approval, authorization, consent, designation or notice unless specifically indicated otherwise.

1.12      Cognates.  A cognate of a defined term the initial letter of which is
          --------
capitalized shall have a meaning corresponding to that of the defined term.

1.13      Currency.  All dollar amounts referenced in this Agreement refer to
          --------
United States dollars, unless otherwise specified.

1.14      Schedules.  The following are the Schedules attached to and
          ---------
incorporated in this Agreement by this reference and deemed to form a part hereof:

          Schedule "A"                Mining Claims included in the Refugio
                                      Property

          Schedule "B"                Mining Claims, Exploration Concessions and
                                      Exploitation Concessions included in the
                                      Buffer Zone Property

          Schedule "C"                Description of the Surface Rights included
                                      in the Refugio Property and the Buffer
                                      Zone Property

          Schedule "D"                Water Rights

          Schedule "E"                Unaudited Financial
                                      Statements of CMM

          Schedule "F"                Material Agreements of CMM

          Schedule "G"                Material Agreements of Bema
                                      Companies Relating to
                                      Refugio Property

          Schedule "H"                Approvals required by Bema
                                      Companies

          Schedule "I"                Approvals required by Amax
                                      Companies


                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

2.1       Representations and Warranties of Bema.  Bema represents and warrants
          --------------------------------------
to AGI, as representations and warranties that are true at the date hereof, and acknowledges that AGI is relying on each of the following representations and warranties in entering into this Agreement and in concluding the Transactions, that:

     (a)  Status - each of the Bema Companies and CMM is a corporation duly
          ------
          organized, validly existing and in good standing in the jurisdiction of its incorporation;

     (b)  Capacity - Bema has all requisite corporate power and capacity to
          --------
          execute and deliver this Agreement, to carry out the Transactions to which it is a party and to duly observe and perform all its covenants set out herein;

     (c)  Authority - the execution and delivery of this Agreement have been
          ---------
          duly and validly authorized by all necessary action on the part of Bema and this Agreement constitutes a legal, valid and binding obligation of Bema enforceable against Bema in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and to the availability of equitable remedies;

     (d)  No Default/Approvals - neither the execution and delivery of this
          --------------------
          Agreement nor the due observance and performance by Bema of its obligations contemplated herein shall:

               (i) conflict with or result in a breach of or violate any of the terms, conditions or provisions of the Constating Documents of Bema;

              (ii) provided that all Approvals required by Bema in order to consummate the Transactions to which Bema is a party have been obtained, result in a breach or violation by Bema of any of the terms, conditions or provisions of any law, judgment, order, injunction, decree or ruling to which Bema is subject; or

             (iii) give any other Person any right of termination,
                   cancellation, acceleration in respect of, or constitute a material breach of or material default under, any material agreement, instrument or commitment to which Bema is a party or by which its properties are bound or affected, including any agreement or obligation relating to the Refugio Property;

     (e)  Required Approvals - Schedule "H" lists all Approvals required by the
          ------------------
          Bema Companies to consummate the Transactions to which they are a party;

     (f)  Delivery of Material Information - the Bema Companies and CMM have
          --------------------------------
          delivered or identified and made available to AGI all material information relating to the Refugio Property and Buffer Zone Property and the title thereto that is within their possession or control;

     (g)  Possession of Refugio Property - Bema Chile is in possession of the
          ------------------------------
          Refugio Property and Buffer Zone Property subject to the rights of CMR and the paramount authority of the Republic of Chile;

     (h)  Title to Refugio Property and Buffer Zone Property  -After due
          ---------------------------------------------------
          inquiry, Bema knows of no other Person claiming any paramount or conflicting interest in the Refugio Property and Buffer Zone Property other than the interests of CMR and the interests therein of the Republic of Chile, and that except for the rights under this Agreement, the rights of CMR and the rights of the Republic of Chile, the Refugio Property and the Buffer Zone Property is free from all liens and encumbrances, except liens, if any, for property taxes not yet due and payable;

     (i)  Ownership of Refugio 105 - Refugio 105 is owned by CMM and CMM has
          ------------------------
          granted no rights in favour of third parties with respect to Refugio 105 with the exception of those rights in favour of CMR arising from the 1990 Option Agreement;

     (j)  Proper Recording of Rights - to Bema's knowledge, after due inquiry:
          --------------------------

               (i) the mining claims, exploration and exploitation concessions and surface rights included in the Refugio Property and Buffer Zone Property and the Water Rights have been registered with the proper mining or other registrar and have been properly surveyed as the case may be;

              (ii) all assessment work has been performed and claim fees paid
                   (or other steps taken in accordance with the Chilean Mining Code and other applicable law) as required for the retention and perfection of the Water Rights and the mining claims, exploration concessions, exploitation concessions and surface rights included within the Refugio Property and Buffer Zone Property;

             (iii) all mining claims, exploration concessions, exploitation concessions and surface rights included in the Refugio Property and Buffer Zone Property and the Water Rights have been properly and lawfully obtained; and

              (iv) all other legal requirements for the staking, retention and maintenance of the mining claims, exploration concessions, exploitation concessions and surface rights included in the Refugio Property and Buffer Zone Property and the Water Rights have been properly and timely met in all material respects;

     (k)  No Sales into United States -  No sales into the United States can be
          ---------------------------
          attributed to the Refugio Property or the Buffer Zone Property in the fiscal year ended December 31, 1991;

     (l)  Organization of CMM - with respect to CMM:
          -------------------

               (i) CMM is a contractual mining company organized under the laws of the Republic of Chile;

              (ii) CMM has authorized and issued 10,000 shares consisting of
                   5,000 Series A shares and 5,000 Series B shares;

             (iii) all of the Series A shares are owned  by Bema Bermuda;

              (iv) the unaudited financial statements of CMM as at and for the period ending August 31, 1992 and attached hereto as Schedule "E" present fairly the financial condition and position of CMM as at August 31, 1992 and since that date there have been no material liabilities incurred or material assets acquired; and

               (v) CMM does not hold assets located in the United States having an aggregate book value of $15,000,000 or more and CMM has not made aggregate sales in or into the United States of $25,000,000 or more in its most recent fiscal year;

     (m)  Ownership of Bema Companies -  Bema Bermuda is owned by Bema, as to
          ---------------------------
          99%, and Bema U.S., as to 1%, Bema U.S. is a wholly-owned subsidiary of Bema and Bema Chile is owned by Bema, as to 99%, and Bema U.S., as to 1%;

 (n)  Material Agreements of CMM - Schedule "F" contains a complete list of all
      --------------------------
      material agreements to which CMM is a party, CMM has received no notice of default under any such agreements and no events or conditions exist thereunder that would give rise to any default, whether through the passage of time, the giving of notice or both;

 (o)  Material Agreements of Bema Companies -  Schedule "G" contains a
      -------------------------------------
      complete list of all material agreements relating to the Refugio Property to which any of the Bema Companies is a party;

 (p)  No Default by CMR - None of the Bema Companies have given to CMR or
      -----------------
      its Affiliates notice of default under any agreement relating to the Refugio Property and, to the best of Bema's knowledge after due inquiry, no events or conditions exist that would entitle any of the Bema Companies to give notice of default under such agreements;

 (q)  No Litigation - To Bema's knowledge, after due inquiry, except as
      -------------
      shown in the Annual Report to Shareholders for the year ended December 31, 1991, the Quarterly Reports to Shareholders for the first and second quarters of 1992, the Annual Report on Form 20-F for the year ended December 31, 1991 filed with the U.S. Securities and Exchange Commission, a copy of each of which has been provided to AGI, there is no public or private litigation, arbitration, proceeding or governmental investigation pending or threatened involving any of the Bema Companies or the Refugio Property which may, if adversely determined, materially and adversely affect the Project, the Bema Companies, the ability of Bema Bermuda to finance its share of the Project or the ability of CMM to obtain Project Financing or which seeks to prevent, restrain or prohibit any of the Transactions;

 (r)  Compliance with Laws -  All work performed by, or under the direction
      --------------------
      of, the Bema Companies relating to the Refugio Property has been performed in material compliance with all applicable laws, rules, regulations and ordinances, including health and safety, labour and Environmental Laws;

 (s)  No Insurance Claims - There are no insurance claims that have been
      -------------------
      made or are pending against the Bema Companies with respect to liability for loss of property or bodily injury or death relating to the Refugio Property; and

 (t)  Insurance Policies - A copy of the insurance policies governing the
      ------------------
      operations of the Refugio Property has been made available to AGI.

2.2       Representations and Warranties of AGI.  AGI represents and warrants to
          -------------------------------------
Bema, as representations and warranties that are true at the date hereof, and acknowledges that Bema is relying on each of the following representations and warranties in entering this Agreement and in concluding the Transactions, that:

     (a)  Status - each of the Amax Companies is a corporation duly organized,
          ------
          validly existing and in good standing in the jurisdiction of its incorporation;

     (b)  Power - AGI has all requisite corporate power and authority to execute
          -----
          and deliver this Agreement, to carry out the Transactions to which it is a party and to duly observe and perform all its covenants set out herein;

     (c)  Authority - the execution and delivery of this Agreement have been
          ---------
          duly and validly authorized by all necessary action on the part of AGI and this Agreement constitutes a legal, valid and binding obligation of AGI enforceable against AGI in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and to the availability of equitable remedies;

     (d)  No Default/Approvals - neither the execution and delivery of this
          --------------------
          Agreement nor the due observance and performance by AGI of its obligations contemplated herein shall:

               (i) conflict with or result in a breach of or violate any of the terms, conditions or provisions of the Constating Documents of AGI;

              (ii) provided that all Approvals required by AGI in order to consummate the Transactions to which AGI is a party have been obtained, result in a breach or violation by AGI of any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, ruling or award to which AGI is subject; or

             (iii) give any other Person any right of termination,
                   cancellation, acceleration in respect of, or constitute a material breach of or material default under, any material agreement, instrument or commitment to which AGI is a party or by which its properties are bound or affected;

     (e)  Ownership of AGRI -  AGRI is a wholly-owned subsidiary of AGI;
          -----------------

     (f)  Ownership of Series B Shares -  AGRI has not transferred the 5,000
          ----------------------------
          Series B shares in the capital of CMM;

     (g)  No Litigation - To AGI's knowledge after due inquiry, except as shown
          -------------
          in the Annual Report to Stakeholders for the year ended December 31, 1991, the Annual Report on Form 10K for the year ended December 31, 1991, the Quarterly Reports to Stakeholders for the first, second and third quarters 1992 and the quarterly report on Form 10Q for the first, second and third quarters 1992, a copy of each of which has been provided to Bema, there is no public or private litigation, arbitration, proceeding or governmental investigation pending or threatened involving any of the Amax Companies which may, if adversely determined, materially and adversely affect the Project, the ability of AGRI to finance its share of the Project or the ability of CMM to obtain Project Financing or which seeks to prevent, restrain or prohibit any of the Transactions;

     (h)  Ownership of Bema Shares - to AGI's knowledge after due inquiry, AGI
          ------------------------
          and its Affiliates do not own any shares in the capital of Bema;

     (i)  Material Agreements of AGI - the only material agreements relating to
          --------------------------
          the Refugio Property to which AGI is a party are the letters of intent dated March 23, 1992 with each of Bema and CMR; and

     (j)  Required Approvals -  Schedule "I" lists all Approvals required by the
          ------------------
          Amax Companies to consummate the Transactions to which they are a party.


                                   ARTICLE 3
                                   COVENANTS
                                   ---------

3.1       Covenants of Bema.  Bema covenants and agrees with AGI as follows:
          -----------------

     (a) Bema will make reasonable efforts in good faith to obtain all third party, governmental and stock exchange Approvals required for the Bema Companies and CMM to complete the Transactions and to carry out the obligations of the Bema Companies thereunder;

     (b) Bema will cause CMM to carry on its business in the ordinary and normal course and will ensure that CMM does not, without the prior consent of AGI, incur any material liabilities or acquire any material assets prior to First Closing;

     (c) Bema will negotiate in good faith and make reasonable efforts to complete by the First Closing Date the provisions of the New Bylaws, the Shareholders' Agreement, the License Agreement, the Purchase/Sale Promise of Mining Claims and any other agreement or document to which any of the Bema Companies is a party and which is required to carry out the Transactions;

     (d) provided the conditions set forth in sections 7.4 and 7.5 have been satisfied or waived by the First Closing Date, Bema will cause the Bema Companies and, in conjunction with AGI, CMM to execute and deliver pursuant to section 7.3 those agreements required to carry out the Transactions to which the Bema Companies are a party and which have been successfully finalized by the First Closing Date;

     (e) as soon as reasonably possible after Bema has determined that a state of facts exists which results in or will result in the non-fulfilment of any of the material conditions precedent set forth in sections 7.4,
          7.6 or 8.2, Bema will notify AGI of such state of facts; and

     (f) Bema will continue to make available to AGI and its representatives and contractors all material information relating to the Refugio Property, the Buffer Zone Property, the Outside Property and the Water Rights and the title thereto that is within the possession and control of the Bema Companies or CMM and to provide access to such Persons to the properties relating to the Project.

3.2       Covenants of AGI.  AGI covenants and agrees with Bema as follows:
          ----------------

     (a) AGI will make reasonable efforts in good faith to obtain all third party, governmental and stock exchange Approvals required for the Amax Companies and CMM to complete the Transactions and to carry out the obligations of the Amax Companies thereunder;

     (b) AGI will negotiate in good faith and make reasonable efforts to complete by the First Closing Date the provisions of the New Bylaws, the Shareholders Agreement, the Purchase/Sale Promise of Mining Claims, the Securities Agreement and any other agreement or document to which any of the Amax Companies is a party and which is required to carry out the Transactions;

     (c) provided the conditions set forth in sections 7.4 and 7.5 have been satisfied or waived by the First Closing Date, AGI will cause the Amax Companies and, in conjunction with Bema, CMM to execute and deliver pursuant to section 8.3 those agreements required to carry out the Transactions to which the Amax Companies are a party and which have been successfully finalized by the First Closing Date; and

     (d) as soon as reasonably possible after AGI has determined that a state of facts exists which results in or will result in the non-fulfilment of any of the material conditions precedent set forth in sections 7.5,
          7.6 or 8.2, AGI will notify Bema of such state of facts.

3.3       Additional Undertakings by the Parties -
          --------------------------------------

     (a) Bema agrees that AGI will have the right to approve the provisions of the License Agreement, which approval shall not be unreasonably withheld;

     (b) each of Bema and AGI will have the right to approve the provisions of the Purchase/Sale Promise of Mining Claims and each will use reasonable efforts to have the same finalised prior to the First Closing Date; and

     (c) each of Bema and AGI will use reasonable good faith efforts to ensure that Bema Bermuda and AGRI make a joint application for a Foreign Investment Contract for the Project under 11 bis of Decree Law 600 prior to the First Closing Date.



                                   ARTICLE 4
                 ALLOCATION OF LIABILITIES AND INDEMNIFICATIONS
                 ----------------------------------------------

4.1       AGI Protected.  None of the Amax Companies nor any of their officers,
          -------------
directors, employees, agents or shareholders (collectively, "AGI Persons") will be responsible in any manner for any fines, costs, expenses, violations of law, penalties, failure to comply with permits, defaults or failures under any agreement between the Bema Companies and any other Person or any and all other obligations and liabilities whatsoever, whether known or unknown, absolute, contingent or otherwise, arising under, or in connection with, any law, regulation, or other matter whatsoever, affecting or relating to the Refugio Property, the Buffer Zone Property, the Outside Property or the Water Rights including those arising under any Environmental Law, which at any time arises with respect to matters occurring or existing on, or prior to, the First Closing Date, including arising out of any change in law made after such date. All such liabilities shall be retained by Bema and/or its predecessors in title. For any action or proceeding relating to any period prior to the First Closing Date, in which any of the AGI Persons is named a defendant, Bema will use reasonable efforts to effect the joinder of CMR and the predecessors in title to the Bema Companies, in order to allow determination of the allocation of liability prior to the First Closing Date. Bema agrees, and agrees to cause each of the Bema Companies, to defend, indemnify and hold harmless each of the AGI Persons from any and all costs, claims, actions, demands, awards, judgments, fines, penalties and other liabilities and expenses whatsoever, including attorneys' fees, arising from or in any manner related to matters occurring with respect to the Project prior to the First Closing Date, except to the extent that the gross negligence or wilful misconduct of one or more of the AGI Persons was a contributing cause to the event giving rise to such liability.

4.2       Bema Protected.  AGI hereby agrees to defend, indemnify and hold
          --------------
harmless Bema, its Affiliates and each of their officers, directors, employees, agents and shareholders from any and all costs, claims, actions, demands, awards, judgments, fines, penalties and other liabilities and expenses whatsoever, including attorneys' fees, arising from or in any manner related to the acts, omissions and operations of AGI on the Refugio Property, the Buffer Zone Property, the Outside Property or the Water Rights prior to the First Closing Date except to the extent that the gross negligence or wilful misconduct of Bema or its Affiliates was a contributing cause to the event giving rise to such liability.


                                   ARTICLE 5
                         APPROVAL OF FEASIBILITY STUDY
                         -----------------------------


5.1       August 1992 Feasibility Study.  AGI and Bema hereby confirm and
          -----------------------------
approve the August 1992 Feasibility Study.


                                   ARTICLE 6
                      INTERIM FUNDING OF PROJECT EXPENSES
                      -----------------------------------

6.1       AGI's Obligation.  AGI agrees to fund 50% of all directly related
          ----------------
Project holding expenses from March 23, 1992 until First Closing or until termination of this Agreement, whichever is earlier. All expenditures are subject to a mutually agreed plan and budget. The disbursements made by Bema will be reimbursed only to the extent such expenditures are directly related to CMM and the reimbursement of any other expenditures will be made only if the expenditure has been specifically approved by both AGI and Bema. Each of Bema and AGI will fund all of their respective corporate and internal costs and expenses. All expenditures made by AGI and Bema with respect to an approved plan and budget shall be treated as costs relating to the Project for purposes of determining the investment of AGI and Bema in the Project after First Closing.


                                   ARTICLE 7
                                 FIRST CLOSING
                                 -------------


7.1       Time and Place of First Closing.  The First Closing shall take place
          -------------------------------
at 4:00 p.m. (Santiago time) on the First Closing Date at the offices of Urenda, Rencoret, Orrego Y Dorr, Ahumada 179 10 degrees, Piso Office, Santiago, Chile.

7.2       Documents to be Tabled.  The documents and instruments set out in
          ----------------------
section 7.3 will be executed, if applicable, and tabled on the First Closing Date and held undelivered by Urenda, Rencoret, Orrego Y Dorr until all documents and instruments set out in section 7.3 are tabled. If all of the documents and instruments called for by section 7.3 are not tabled as required, each document and instrument tabled will be returned to the party that tabled it unless the parties agree otherwise. The First Closing will be completed upon all documents and instruments called for by section 7.3 being tabled as required and the conditions set out in sections 7.4, 7.5 and 7.6 being satisfied or waived by the parties.

7.3       Closing Documents.  On the First Closing Date the parties will table
          -----------------
the following documents and instruments and take the following steps:

     (a) Bema will table for delivery to AGI a duly executed certificate of an officer of Bema certifying that:

               (i) the representations and warranties of Bema set out in section
                   2.1 are true and correct in all material respects as if the same were originally made on and as of the First Closing Date;

              (ii) Bema has complied with its covenants set out in section 3.1;
                   and

             (iii) all Approvals required by Bema to consummate the Transactions to which it is a party have been obtained;

              (iv) neither the execution and delivery of the Shareholders'
                   Agreement nor the due observance and performance by Bema of its obligations therein shall:

                   A. conflict with or result in a breach of or violate any of the terms, conditions or provisions of the Constating Documents of Bema;

                   B. result in a breach or violation by Bema of any of the terms, conditions or provisions of any law, judgment, order, injunction, decree or ruling to which Bema is subject; or

                   C. give any other Person any right of termination, cancellation, acceleration in respect of or constitute a material breach of or material default under, any material agreement, instrument or commitment to which Bema is a party or by which its properties are bound or affected, including any agreement or obligation relating to the Refugio Property;

     (b) Bema will table for delivery to AGI a duly executed certificate of an officer of each of the Bema Companies other than Bema certifying that:

               (i) the company has all requisite corporate power and capacity to carry out the Transactions to which it is a party, to execute and deliver the documents set out in section 7.3 to which it is a party and to duly observe and perform its obligations set out therein;

              (ii) the execution and delivery of all documents set out in section 7.3 to which it is a party have been duly and validly authorized by all necessary action on the part of the company and those documents constitute a legal, valid and binding obligation of the company enforceable against the company in accordance with their terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general application relating to or affecting creditors' rights and to the availability of equitable remedies;

             (iii) all Approvals required by the company in order to consummate the Transactions to which it is a party have been obtained except as set out in Schedule "H";

              (iv) neither the execution and delivery of the documents set out in section 7.3 to which it is a party nor the due observance and performance by the company of its obligations contemplated therein shall:

                   A. conflict with or result in a breach of or violate any of the terms, conditions or provisions of the Constating Documents of the company;

                   B. result in a breach or violation by the company of any of the terms, conditions or provisions of any law, judgment, order, injunction, decree or ruling to which the company is subject; or

                   C. except as set out in Schedule "H", give any other Person any right of termination, cancellation, acceleration in respect of, or constitute a material breach of or material default under, any material agreement, instrument or commitment to which the company is a party or by which its properties are bound or affected, including any agreement or obligation relating to the Refugio Property;

     (c) AGI will table for delivery to Bema a duly executed certificate of an officer of AGI certifying that:

               (i) the representations and warranties of AGI set out in section
                   2.2 are true and correct in all material respects as if the same were originally made on and as of the First Closing Date;

              (ii) AGI has complied with its covenants set out in section 3.2;
                   and

             (iii) AGI has received all Approvals required in order to
                   consummate the Transactions to which it is a party and to perform its obligations under the Securities Agreement;

              (iv) neither the execution and delivery of the Shareholders'
                   Agreement and the Securities Agreement nor the due observance and performance by AGI of its obligations therein shall:

                   A. conflict with or result in a breach of or violate any of the terms, conditions or provisions of the Constating Documents of AGI;

                   B. result in a breach or violation by AGI of any of the terms, conditions or provisions of any law, judgment, order, injunction, decree or ruling to which AGI is subject; or

                   C. give any other Person any right of termination, cancellation, acceleration in respect of or constitute a material breach of or material default under, any material agreement, instrument or commitment to which AGI is a party or by which its properties are bound or affected, including any agreement or obligation relating to the Refugio Property;

     (d) AGI will table for delivery to Bema a duly executed certificate of an officer of AGRI certifying that:

               (i) the company has all requisite corporate power and capacity to carry out the Transactions to which it is a party, to execute and deliver the documents set out in section 7.3 to which it is a party and to duly observe and perform its obligations set out therein;

              (ii) the execution and delivery of all documents set out in section 7.3 to which it is a party have been duly and validly authorized by all necessary action on the part of the company and those documents constitute a legal, valid and binding obligation of the company enforceable against the company in accordance with their terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general application relating to or affecting creditors' rights and to the availability of equitable remedies;

            (iii) all Approvals required by the company to consummate the Transactions to which it is a party have been obtained;

             (iv) neither the execution and delivery of the documents set out in section 7.3 to which it is a party nor the due observance and performance by the company of its obligations contemplated therein shall:

                   A. conflict with or result in a breach of or violate any of the terms, conditions or provisions of the Constating Documents of the company;

                   B. result in a breach or violation by the company of any of the terms, conditions or provisions of any law, judgment, order, injunction, decree or ruling to which the company is subject; or

                   C. give any other Person any right of termination, cancellation, acceleration in respect of, or constitute a material breach of or material default under, any material agreement, instrument or commitment to which the company is a party or by which its properties are bound or affected, including any agreement or obligation relating to the Refugio Property;

     (e)  Deleted.

     (f) Bema will table for delivery to AGI a Certificate of Good Standing from the Office of the British Columbia Registrar of Companies;

     (g) Bema will table for delivery to AGI a written opinion dated the First Closing Date of counsel to Bema in a form reasonably satisfactory to AGI to the effect that:

               (i) Bema is a corporation duly organized and validly existing under the laws of the Province of British Columbia and is in good standing with respect to the filing of annual returns with the British Columbia Registrar of Companies;

              (ii) Bema has the full corporate power and capacity to enter into and perform its obligations under the Transactions to which it is a party;

             (iii) the execution, delivery and performance by Bema of the agreements to effect the Transactions to which it is a party has been duly authorized by all necessary corporate action on the part of Bema and each of those agreements has been duly executed and delivered by Bema;

              (iv) to counsel's knowledge, after due inquiry, except as shown in the Annual Report to Shareholders for the year ended December 31, 1991, the Quarterly Reports to Shareholders for the first and second quarters of 1992, the Annual Report on Form 20-F for the year ended December 31, 1991 filed with the U.S. Securities and Exchange Commission, there is no public or private litigation, arbitration, proceeding or governmental investigation pending or threatened involving Bema which may, if adversely determined, materially and adversely affect the Project or the ability of Bema to carry out its obligations pursuant to the Shareholders' Agreement;

     (h) Bema will table for delivery to AGI a written opinion dated the First Closing Date of counsel to each of Bema Bermuda and Bema Chile in a form reasonably satisfactory to AGI to the effect that:

               (i) the company is a corporation duly organized,  validly
                   existing and in good standing in the jurisdiction of its incorporation;

              (ii) the company has all requisite corporate power and capacity to execute and deliver this Agreement, to carry out the Transactions to which it is a party and to duly observe and perform all its covenants set out herein;

             (iii) the execution, delivery and performance by the company of the agreements to effect the Transactions to which it is a party has been duly authorized by all necessary corporate action on the part of the company and each of those agreements has been duly executed and delivered by the company;

     (i) AGI will table for delivery to Bema a written opinion dated the First Closing Date of Paul J. Hemschoot Jr., Vice President, General Counsel and Secretary of AGI, in a form reasonably satisfactory to Bema to the effect that:

             (i) AGI is a corporation duly organized and validly existing and in good standing under the laws of Delaware;

            (ii) AGI has the corporate power and authority to enter into and perform its obligations under the Transactions to which it is a party;

           (iii) the execution, delivery and performance by AGI of the agreements to effect the Transactions to which it is a party has been duly authorized by all necessary corporate action on the part of AGI and each of those agreements has been duly executed and delivered by AGI;

            (iv) to the knowledge of the General Counsel and Secretary of AGI, after due inquiry, except as shown in the Annual Report to Stakeholders for the year ended December 31, 1991, the Annual Report on Form 10K for the year ended December 31, 1991, the Quarterly Reports to Stakeholders for the first, second and third quarters 1992 and the quarterly report on Form 10Q for the first, second and third quarters 1992, there is no public or private litigation, arbitration, proceeding or governmental investigation pending or threatened involving AGI which may, if adversely determined, materially and adversely affect the Project or the ability of AGI to carry out its obligations pursuant to the Shareholders' Agreement;

     (j) AGI will table for delivery to Bema a written opinion dated the First Closing Date of Paul J. Hemschoot Jr., General Counsel to AGRI in a form reasonably satisfactory to Bema to the effect that:

          (i) AGRI is a corporation duly organized, validly existing and in good standing in the jurisdiction of its incorporation;

          (ii) AGRI has all requisite corporate power and authority to execute and deliver this Agreement, to carry out the Transactions to which it is a party and to duly observe and perform all its covenants set out herein;

          (iii) the execution, delivery and performance by AGRI of the agreements to effect the Transactions to which it is a party has been duly authorized by all necessary corporate action on the part of AGRI and each of those agreements has been duly executed and delivered by AGRI;

     (k)  Deleted.

     (l) each of Bema and AGI will table for delivery to CMM the documents, all duly executed, required to adopt the New Bylaws;

     (m) Bema will table for delivery to AGI the Shareholders' Agreement, duly executed by Bema Bermuda and Bema;

     (n) AGI will table for delivery to Bema the Shareholders' Agreement, duly executed by AGRI and AGI;

     (o) Bema will, and will cause Bema Chile to, and both Bema and AGI will cause CMM to, execute and table for delivery to each of the others the License Agreement;

     (p) both Bema and AGI will cause CMM to execute and table for delivery to CMR or Bema Chile, as the case may be, the Purchase/Sale Promise of Mining Claims, the Purchase/Sale Promise of Surface Rights, the Purchase/Sale Promise of Water Rights, the Promise to Assign Easement and the Promise to Assign Water Rights;

     (q) Bema will cause Bema Chile to execute and table for delivery to CMM the Purchase/Sale Promise of Water Rights, the Promise to Assign Easement and the Promise to Assign Water Rights;

     (r) AGI will execute and table for delivery to the CMR Shareholders the Securities Agreement;

     (s) each of AGI and Bema will execute and table for delivery, and will cause their respective Affiliates to execute and table for delivery, to CMR and the CMR Shareholders the Agreement for Acquisition of Shares;

     (t) each of AGI and Bema will execute and table for delivery, or cause to be executed and tabled for delivery, to the appropriate parties all such other documents and instruments reasonably required by the parties to effectively consummate the Transactions except nothing shall be construed as requiring AGI to table any securities or payments or other instruments pursuant to the Securities Agreement until Final Closing.

7.4       Joint Conditions Precedent to First Closing.  The respective
          -------------------------------------------
obligations of each of the parties hereto to complete the First Closing shall be subject to satisfaction, on or before the First Closing Date, of the following conditions:

     (a) the Transactions to which each of Bema and AGI, or their respective Affiliates, will be a party will have been approved by their respective Boards in their sole discretion;

     (b) the terms of the Shareholders' Agreement and New Bylaws shall have been agreed to by AGI and Bema;

     (c) there shall not be in force or threatened any order or decree of a court of competent jurisdiction, or any federal, provincial, state, municipal or other governmental department, commission, board, agency or regulatory body restraining, interfering with in any material manner or enjoining the consummation of the Transactions;

     (d) no Governmental Authority shall have enacted any statute, regulation or bylaws or announced any policy that will materially and adversely affect the Project;

     (e) all Approvals required by CMM for the completion of the Transactions shall have been obtained or received by CMM from the Persons, authorities or bodies having jurisdiction in the circumstances other than the Approvals necessary for approval of the foreign investment contract application to be made by AGRI and Bema Bermuda;

     (f) CMR shall have executed and tabled for delivery the Purchase/Sale Promise of Mining Claims, the Purchase/Sale Promise of Surface Rights and the Agreement for Acquisition of Shares;

     (g) the CMR Shareholders shall have executed and tabled for delivery the Agreement for Acquisition of Shares and the Securities Agreement.

     If any of the conditions contained in this Section 7.4 shall not be fulfilled or performed on or before the First Closing Date, at the election of either Bema or AGI the parties will be relieved of further performance of their obligations under this Agreement other than as set out in Section 11.14.

7.5       Conditions to Obligations of Bema.  The obligation of Bema to complete
          ---------------------------------
the First Closing is subject to the satisfaction, on or before the First Closing Date, of the following conditions, any of which may be waived by it without prejudice to its right to rely on any other or others of them:

     (a) each of the covenants, agreements, acts and undertakings of AGI to be performed on or before the First Closing Date pursuant to the terms of this Agreement shall have been duly performed by it, including the execution and delivery of the documents specified in section 7.3;

     (b) the warranties and representations of AGI contained in Article 2 shall be true in all material respects immediately prior to the First Closing with the same effect as though made at and as of such time;

     (c) all Approvals required by the Amax Companies for the completion of the Transactions to which they are a party shall have been obtained or received from the Persons, authorities or bodies having jurisdiction in the circumstances;

     (d) there shall be no litigation, arbitration, proceeding or governmental investigation involving any of the Amax Companies which is reasonably believed by counsel to Bema to be in prospect (such belief to be evidenced in writing and addressed to AGI) and which would, if adversely determined, materially and adversely affect the Project, the ability of AGRI or AGI to meet their financial obligations with respect to the Project or the ability of CMM to obtain Project Financing;

     (e) no Governmental Authority shall have enacted any statute, regulation or bylaws or announced any policy that will materially and adversely affect the value of the Project or CMM;

     (f) AGRI shall have granted to Mr. Eulogio Perez-Cotapos an irrevocable power of attorney to transfer back the Series B shares to Bema Chile in certain circumstances, which power of attorney will expire upon completion of the Final Closing;

     (g) CMR shall have entered into an agreement with Bema Chile to the effect that if the Final Closing does not occur within two days after the Final Closing Date, the Purchase/Sale Promise of Mining Claims shall be terminated and the 1990 Option Agreement shall be deemed to be in full force and effect.

7.6       Conditions to Obligations of AGI.  The obligation of AGI to complete
          --------------------------------
the First Closing is subject to the satisfaction, on or before the First Closing Date, of the following conditions, any of which may be waived by it without prejudice to its right to rely on any other or others of them:

     (a) each of the covenants, agreements, acts and undertakings of Bema to be performed on or before the First Closing Date pursuant to the terms of this Agreement shall have been duly performed by it, including the execution and delivery of the documents specified in section 7.3;

     (b) the warranties and representations of Bema contained in Article 2 shall be true in all material respects immediately prior to the First Closing with the same effect as though made at and as of such time;

     (c) all Approvals required by the Bema Companies for the completion of the Transactions to which they are a party shall have been obtained or received from the Persons, authorities or bodies having jurisdiction in the circumstances other than those Approvals specifically noted in Schedule "H" as not being required at First Closing;

     (d) there shall be no litigation, arbitration, proceeding or governmental investigation involving any of the Bema Companies which is reasonably believed by counsel to AGI to be in prospect (such belief to be evidenced in writing and addressed to Bema) and which would, if adversely determined, materially and adversely affect the Project, the ability of Bema or Bema Bermuda to meet their financial obligations with respect to the Project or the ability of CMM to obtain Project Financing; and

     (e) no Governmental Authority shall have enacted any statute, regulation or bylaws or announced any policy that will materially and adversely affect the the value of the Project or CMM.


                                   ARTICLE 8
                                 FINAL CLOSING
                                 -------------

8.1       Time and Place of Final Closing.  Provided the First Closing has been
          -------------------------------
completed, the Final Closing shall take place at 1:00 p.m. (Santiago time) on the Final Closing Date at the offices of Urenda, Rencoret, Orrego Y Dorr, Ahumada 179 10 degrees, Piso Office, Santiago, Chile and the offices of Morrison & Foerster, 1290 Avenue of the Americas, New York, New York, 10104-0012.

8.2       Documents Undelivered Until All Documents Tabled.  On the Final
          ------------------------------------------------
Closing Date the documents, instruments and payments set out in section 8.3 will be tabled at the offices of Urenda, Rencoret, Orrego Y Dorr or Morrison & Foerster, as the case may be, and will be held undelivered by Urenda, Rencoret, Orrego Y Dorr or Morrison & Foerster, as the case may be, until all documents, instruments, payments and actions called for by section 8.3 are tabled or carried out, as the case may be.

8.3       Final Closing Deliveries.  Subject only to the Final Closing
          ------------------------
Conditions, on the Final Closing Date the parties will cause to be tabled the following documents, instruments and payments and take the following steps:

     (a) AGI will cause AGRI and another Affiliate of AGI to pay to an account of CMM to be established solely for the purpose of the Transactions herein, an aggregate amount equal to the Fixed Portion of the Purchase Price;

     (b) AGI and Bema will cause, through AGRI and Bema Bermuda, CMM to table for delivery to CMR, one or more bank cheques in an aggregate amount equal to the Fixed Portion of the Purchase Price; and

     (c) AGI will table at Morrison & Foerster, or at an agent in New York, for delivery to the CMR Shareholders share certificates representing, in the aggregate, 3,150,000 shares in the capital of AGI required to be delivered to the CMR Shareholders pursuant to the Securities Agreement.

8.4       Final Closing Conditions.  After completion of the First Closing, the
          ------------------------
Final Closing shall be subject only to the following conditions:

     (a) CMR or its agent shall have endorsed the cheque or cheques referred to in section 8.3(b) in favour of the CMR Shareholders;

     (b) the CMR Shareholders or their agent shall have, in turn, endorsed the cheque or cheques referred to in section 8.3(b) in favour of AGI in payment for the shares of AGI stock to be delivered under the Securities Agreement;

     (c) those deeds required to complete the Purchase/Sale Promise of Mining Claims, the Purchase/Sale Promise of Laguna and Hielo Claims, the Purchase/Sale Promise of Surface Rights and the Purchase/Sale Promise of Water Rights shall have been signed before a Notary of Santiago in registrable form;

     (d) there shall be no litigation or proceedings by any third party pending against CMR, the CMR Shareholders, Bema Chile or CMM which:

               (i) could materially and adversely affect the Project or the right of CMM to own and enjoy the use of the Refugio Property; or

              (ii) seeks to attach to or enjoin the payments to be made by CMM to CMR, CMR to the CMR Shareholders or by the CMR Shareholders to AGI;

     (e) no Governmental Authority shall have enacted any statute, regulation or bylaws or announced any policy that would materially and adversely affect the Project and there shall not be in force or threatened any order or decree of a court of competent jurisdiction or of any Governmental Authority restraining, interfering with in any material and adverse manner or enjoining the consummation of the Transactions;

      (collectively, the "Final Closing Conditions").

If any of the Final Closing Conditions shall not be fulfilled or performed on or before the Final Closing Date, at the election of either Bema or AGI the parties will be relieved of further performance of their obligations under this Agreement other than as set out in Section 11.14.

8.5       Completion of Final Closing.  Upon satisfaction or waiver, as the case
          ---------------------------
may be, of the Final Closing Conditions and upon all documents, instruments and payments being tabled and all actions being carried out as required by section 8.3, the Final Closing will be deemed to be completed and all documents, instruments and payments set out in section 8.3 shall be released from escrow (to the extent not previously released for the purpose of effecting registrations) and be deemed to be delivered to the parties to whom delivery is required.

                                   ARTICLE 9
                       SPECIFIC PERFORMANCE AND INDEMNITY
                       ----------------------------------

9.1       Right to Specific Performance of Obligations.  AGI hereby acknowledges
          --------------------------------------------
that default in making the payments or tabling the instruments set out in sections 8.3(a) and (c) would constitute an injury and damage to Bema difficult to measure monetarily and, in the event of any such failure, provided the Final Closing Conditions in Sections 8.4(c), (d), (e) and (f) have been met or waived by the applicable parties, Bema shall, in addition and without prejudice to any other rights and remedies at law or in equity which it may have, be entitled to pursue the remedy of specific performance without any undertaking as to damages and AGI hereby waives any right to require that security be posted in connection therewith.

9.2       Remedy of Specific Performance Assignable.  Due to the structure of
          -----------------------------------------
the Transactions, AGI further acknowledges that, provided the Final Closing Conditions set out in Sections 8.4(c), (d), (e) and (f) have been met, default by AGI to table the payments or instruments set out in sections 8.3(a) and (c) would constitute an injury and damage to CMR for which CMR would have no direct remedy enforceable against AGI. AGI hereby agrees that Bema may assign to CMR Bema's right to cause AGI to specifically perform its obligations under sections 8.3(a) and (c).

9.3       Indemnity.  AGI hereby agrees that it shall indemnify and hold
          ---------
harmless Bema and its Affiliates from any and all claims, losses, liabilities, damages, costs or expenses (including all fees and disbursements of legal counsel) incurred or suffered by Bema or its Affiliates in connection with or arising out of default by AGI to table the payments or instruments set out in sections 8.3(a) and (c), including any claims, losses, liabilities, damages, costs or expenses incurred or suffered by Bema or its Affiliates as a result of litigation or arbitration proceedings brought by CMR against CMM pursuant to the
.

If any action, suit or proceeding is commenced against Bema or its Affiliates, or any written claim or demand against Bema or its Affiliates is received by them in respect of which Bema and its Affiliates proposes to demand indemnification by AGI pursuant to the provisions of this Article 9, AGI shall be notified to that effect with reasonable promptness and no later than 10 days, and, provided that AGI acknowledges and accepts liability vis-a-vis Bema or its Affiliates in respect of such claims, AGI shall have the right, by notifying Bema with reasonable promptness and no later than 10 days after AGI has received notice from Bema, to assume the entire control of the defense, compromise or settlement of the matter provided any compromise or settlement does not contain any admission of liability or fault on the part of Bema or its Affiliates (subject to the right of Bema to participate, at their expense and with counsel of its choice), including employment of counsel of AGI's choice and at its own expense, and, in connection therewith, provided that AGI pays all reasonable costs and expenses incurred by Bema and its Affiliates in doing so, Bema and its Affiliates shall cooperate in every reasonable manner and make available to AGI all pertinent information under their control.

If, in its discretion, Bema at any time deems it necessary or desirable to compromise or settle any action, suit, proceeding, claim or demand with respect to which AGI has notified Bema that AGI will assume control of the defense, compromise or settlement of the matter, Bema may so proceed without consent of AGI, and in that event, AGI shall have no obligation to indemnify Bema relating to any matter so compromised or settled.

9.4       Termination.  This provisions of this Article 9 shall expire upon
          -----------
completion of the Final Closing.


                                   ARTICLE 10
                         CONFIDENTIALITY AND STANDSTILL
                         ------------------------------

10.1      No Disclosure By AGI Without Consent.  Prior to the Final Closing Date
          ------------------------------------
and for a period of one year thereafter if the Final Closing does not occur, AGI agrees to maintain, and to cause its employees, representatives, consultants, servants and agents to maintain, and to hold in confidence and to not disclose to any Person without the prior consent of Bema, any and all Confidential Information relating to Bema, the Refugio Property, CMM or the

Transactions which is disclosed to, otherwise made available to, or obtained by, AGI, its employees, representatives, consultants, servants or agents, directly or indirectly, in connection with this Agreement and the Transactions.

Prior to the Final Closing and for a period of one year after the Final Closing Date if the Final Closing does not occur, AGI agrees that it and its respective employees and agents will use Confidential Information relating to Bema, the Refugio Property, CMM and the Transactions only for the purpose of assessing and furthering its own knowledge of the Refugio Property and the business and affairs of CMM and for no other purpose. Notwithstanding the foregoing, AGI shall be entitled to disclose any information that is required to be disclosed under existing agreements or any information that is reasonably necessary to be disclosed to advisors, representatives, consultants or banking or financial entities with respect to the parties or the Refugio Property to enable such entities to assist in the evaluation and recommendations relating to the Project (provided that such disclosures are made under similar obligations of confidentiality) or to operate the business of CMM.

10.2      No Disclosure by Bema Without Consent.  Prior to the Final Closing
          -------------------------------------
Date and for a period of one year thereafter if the Final Closing does not occur, Bema agrees to maintain, and to cause its employees, representatives, consultants, servants and agents to maintain, and to hold in confidence and to not disclose to any Person without the prior consent of AGI, any and all Confidential Information relating to AGI which is disclosed to, otherwise made available to, or obtained by, Bema, its employees, representatives, consultants, servants or agents, directly or indirectly, in connection with this Agreement and the Transactions. Bema agrees that it and its respective employees and agents will use Confidential Information relating to AGI only for the purpose of assessing, and furthering it knowledge with respect to, the Transactions.

10.3      Standstill.  Each of AGI and Bema agree that neither it nor any of its
          ----------
respective Affiliates (the "Acquiring Company") will, without the prior approval of a majority of the directors of Bema or AGI, as the case may be, (the "Target Company") who are independent of the Acquiring Company and its Affiliates:

     (a) acquire, directly or indirectly, by purchase or otherwise, one or more voting securities or securities convertible into or exchangeable for voting securities of the Target Company such that, as a result of such acquisition, the Acquiring Company and its Affiliates will hold, in the aggregate, 5% or more of the outstanding voting securities or securities convertible into or exchangeable for 5% or more, in the aggregate, of the outstanding voting securities of the Target Company or direct or indirect rights or options to acquire 5% or more, in the aggregate, of the outstanding voting securities of the Target Company;

     (b) make or in any way participate, directly or indirectly, in any "solicitation" of votes or proxies in respect of voting securities of the Target Company and in any manner influence any other Person with respect to such a "solicitation" as a consequence of which it would hold, in the aggregate, 5% or more of the outstanding voting securities of the Target Company except with respect to a proxy solicitation by management for a general meeting of shareholders;

     (c) agree to act together as a group with one or more Persons for the purposes of acquiring, holding, voting or disposing of voting securities of the Target Company as a consequence of which the group would hold, in the aggregate, 5% or more of the outstanding voting securities of the Target Company; or

     (d) make any communication (other than appointing a person or entity as a proxy to vote securities) stating how the Acquiring Company intends to vote and/or the reasons therefor or make any solicitation (as defined in Rule 14a-1 under the Securities Exchange Act of 1934 as in effect on the date hereof) directly or indirectly for votes or proxies in respect of voting securities of the Target Company for any election contest concerning the board of directors of the Target Company, for the period of time extending from the date of this Agreement to:

     (e) if an acceptable commitment for Project Financing is obtained within the Financing Period, that date which is one year after Completion of Construction or five years from the date hereof, whichever is earlier; or

     (f) if an acceptable commitment for Project Financing is not obtained within the Financing Period, that date which is one year after expiry of the Financing Period; or

     (g) that date upon which (i) a receiver is appointed over the assets of the Target Company; (ii) the Target Company voluntarily files a petition in bankruptcy; (iii) an involuntary petition in bankruptcy is filed against the Target Company which has not been dismissed within thirty days; (iv) an assignment is made on behalf of the creditors of the Target Company; or (v) the directors of the Target Company take any corporate action to approve such filing or assignment.

                                   ARTICLE 11
                               GENERAL PROVISIONS
                               ------------------

11.1      Press Releases.  It is agreed that until Final Closing, or until
          --------------
termination of this Agreement, whichever is earlier, all public announcements regarding this Agreement and the subject matter hereof to be made by AGI or Bema shall first be delivered to the other party for review and comment at least four hours prior to the scheduled release of the announcement.

11.2      Notice.  Any notice, consent, waiver, approval, report, authorization
          ------
or other communication which any party is required or may desire to give to or make upon any other party pursuant to this Agreement will be effective and valid only if in writing and actually delivered (including by telecopy) to such second-mentioned party at the following address of such second-mentioned party:

     (a)  To Bema:

          Bema Gold Corporation
          1400 - 510 Burrard Street
          Vancouver, British Columbia
          V6C 3A8

          Attention:  Mr. Clive Johnson
          ---------

     (b)  To AGI:

          Amax Gold Inc.
          350 Indiana Street
          Golden, Colorado
          80401-5081

          Attention:  Mr. Harry Carson
          ---------
                      copy to General Counsel

or at such other address as such second-mentioned party may from time to time designate to such first-mentioned party by notice delivered in accordance with this subsection. Notice will be deemed given when received or if delivery is refused on the date delivery is so refused.

11.3      Time.  Subject to section 11.10, time shall be of the essence of this
          ----
Agreement.

11.4      Enurement.  This Agreement shall enure to the benefit of and be
          ---------
binding upon the parties hereto and their respective successors and assigns.

11.5      Non-Assignment.  No party shall assign, convey or otherwise transfer
          --------------
this Agreement or any of its rights or duties herein, without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Provided, however, that any such consent shall not be necessary for any assignment to an Affiliate of a party, which assignments are specifically contemplated to effect the transactions contemplated herein.

11.6      No Brokerage Commission.  Each Party represents that it has not
          -----------------------
entered into any agreement or understanding whereby any broker or finder is entitled to any brokerage commission or finder's fee in connection with the Transactions herein or in connection with any Project Financing, and hereby agrees that it will indemnify and hold the other parties harmless from any and all claim arising out of, or relating to, any breach by it of the foregoing representation; except that Bema states that Endeavour Capital Corporation may be entitled to a brokerage fee upon an acceptable commitment for Project Financing being obtained, which fee shall be the sole responsibility of Bema.

11.7      Survival of Representations and Warranties.  The representations,
          ------------------------------------------
warranties and covenants made by any party to this Agreement herein or pursuant hereto including any statements contained in any certificate or other instrument delivered by or on behalf of any party pursuant to this Agreement shall not merge and shall survive the completion of the Transactions regardless of any independent investigations that any other party may have made at any time, provided that no action, suit or proceeding of any type may be brought by any party with respect to this Agreement or any of the transactions contemplated hereby (including any instruments or certificates delivered in connection therewith) unless such action, suit or proceeding has been commenced and notice thereof has been given to such other party or parties as the case may be within 18 months after the Final Closing Date. Except as specifically provided herein, no party shall have any liability for special, incidental or consequential damages whatsoever or howsoever characterized.

11.8      Waiver, Delays and Omissions.  No failure, delay or omission to
          ----------------------------
exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party hereto, shall impair any such right, power, or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, for any similar breach or default thereafter occurring. Unless otherwise expressly provided in this Agreement, to be effective, any waiver, permit, consent or approval of any kind on the part of any Party hereto of any breach of default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in writing. Such waiver, permit, consent or approval shall be effective only to the extent specifically set forth in writing.

11.9     Jurisdiction and Venue.  Any dispute with respect to this Agreement
         ----------------------
other than monetary claims in excess of $2 million, will be finally resolved by mandatory arbitration in the City of Denver, Colorado, under the rules then pertaining of the American Arbitration Association, with a panel of one arbitrator. For monetary claims in excess of $2 million, the Parties agree that any litigation shall be instituted only in a court of competent jurisdiction, whether state or federal, located within the City of Denver, Colorado. If any such litigation is commenced, each of the parties irrevocably consents and submits to personal jurisdiction of any such court and to the service of process upon them in accordance with the rules or statutes governing service of process, provided that nothing in this section shall be deemed to prevent either party from seeking to remove any action to federal court in Denver, Colorado. Each of Bema and AGI waive to the full extent permitted by law (i) the right to trial by jury, (ii) any objection that it may now or hereafter have to venue in any such litigation in a court of competent jurisdiction, whether state or federal, in Denver, Colorado, and (iii) any claim that any such litigation has been brought in an inconvenient forum.

11.10     Force Majeure.  No Party shall be responsible for any delay (whether
          -------------
material or not) in or failure of any performance or obligation under this Agreement, due to any cause beyond the control of such Party (except those caused by its own lack of funds), including, but not limited to, any act of God; any failure of transportation facilities; strikes or labour controversies of any nature (but in no event shall a Party be required to settle any such strike or controversy); explosions; fires; floods; accidents to personnel or equipment; wars (domestic or foreign); riots; revolutions; rebellions; blockades; embargoes; applicable foreign or domestic governmental acts, restrictions, requisition, regulations, or orders (whether or not later proved to be invalid); unusually inclement and sustained weather conditions; and any other causes or occurrences of any nature beyond a Party's control, whether similar or dissimilar to the foregoing.

11.11     Further Assurances.  Each party will, on demand by the party, execute
          ------------------
and deliver or cause to be executed and delivered all such further documents and instruments and do all such further acts and things as the other party may either before or after the Final Closing reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement and to assure the completion of the Transactions contemplated hereby.

11.12     Modifications, Approvals and Consents.  No amendment, modification,
          -------------------------------------
supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the appropriate party and then only in the specific instance and for the specific purpose given.

11.13     Legal and Other Fees.  Unless otherwise specifically provided herein,
          --------------------
each party will be separately responsible for paying its respective legal, accounting and other professional fees and expenses, including goods and services taxes on such fees and expenses, incurred by each in connection with the negotiation and settlement of this Agreement, the completion of the transactions contemplated hereby and the other matters pertaining hereto.

11.14     Survival.  [Article 9,] Article 10, Section 11.1, Section 11.6 and
          --------
Section 11.13 will survive any termination of this Agreement.

11.15     Entire Agreement.  This Agreement expressly supersedes the Letters of
          ----------------
Intent dated March 23, 1992, as amended, between the parties and, together with the other instruments and agreements described in section 1.1(ba), constitutes the complete agreement between the parties relating to the Transactions contemplated herein.

11.16     Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts or by facsimile, each of which shall together, for all purpose, constitute one and the same instrument, binding on the parties, and each of which shall together be deemed to be an original, notwithstanding that all of the parties are not signatory to the same counterpart or facsimile.

          In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

BEMA GOLD CORPORATION


Per:  /s/ (Signature Unreadable)
      --------------------------------
Title:      CHAIRMAN & C.E.O.
      --------------------------------

AMAX GOLD INC.


Per:  /s/ (Signature Unreadable)
      --------------------------------
Title:       Vice President
      --------------------------------

                                 SCHEDULE "A"

                            REFUGIO PROPERTY CLAIMS
                            -----------------------


Refugio 1-112
Maricunga 17-20
Maricunga 27-30
Maricunga 97-100
Maricunga 121-124
Maricunga 261-262

Demasias on Refugio 1-112 western boundary.

                                 SCHEDULE "B"

                              BUFFER ZONE CLAIMS
                             -------------------

TO BE TRANSFERRED BY CMR:

     Maricunga 1-16
     Maricunga 21-26
     Maricunga 31-40
     Maricunga 93-96
     Maricunga 113-120
     Maricunga 125-167
     Maricunga 171-177
     Maricunga 181-187
     Maricunga 191-197
     Maricunga 201
     Maricunga 221-223
     Maricunga 241-260
     Maricunga 263-280
     Anillo Seis 3-15
     Anillo Seis 18-30
     Anillo Siete 1-5
     Anillo Siete 11-14
     Anillo Ocho 1-2
     Anillo Ocho 6-7
     Anillo Ocho 11-12
     Anillo Ocho 16
     Anillo Trece 8-10
     Anillo Trece 20
     Anillo Catorce 1-17
     Anillo Quince 1-2
     Anillo Dieciseis 10-11
     Amparo Uno 45-60
     Amparo Dos 25-26
     Amparo Seis 31-32
     Amparo Once 5-30
     Amparo Once 35-60
     Amparo Doce 1-36

TO BE TRANSFERRED BY BEMA CHILE:

     Laguna 1-11
     Hielo 1-9

                                 SCHEDULE "C"

               DESCRIPTION OF SURFACE RIGHTS BY UTM COORDINATES

REFUGIO PROPERTY

Area C -  Refugio Property Zone - (owned in name of CMR)

           8   6,955,400.00    468,500.00
           7   6,955,400.00    469,500.00
           6   6,955,000.00    469,500.00
          19   6,955,000.00    470,920.08
          20   6,953,400.00    470,920.08
          21   6,953,400.00    471,400.00
          22   6,952,600.00    471,400.00
          23   6,952,600.00    470,920.08
          24   6,952,200.00    470,920.08
          25   6,952,200.00    468,900.00
          12   6,954,800.00    468,900.00
          11   6,954,800.00    468,400.00
          10   6,955,000.00    468,400.00
           9   6,955,000.00    468,500.00

BUFFER ZONE PROPERTY

Area A -  Western Buffer Zone (owned in the name of CMR)

           1   6,955,800.00    467,400.00
           2   6,955,800.00    467,900.00
           3   6,956,000.00    467,900.00
           4   6,956,000.00    470,000.00
           5   6,955,000.00    470,000.00
           6   6,955,000.00    469,500.00
           7   6,955,400.00    469,500.00
           8   6,955,400.00    468,500.00
           9   6,955,000.00    468,500.00
          10   6,955,000.00    468,400.00
          11   6,954,800.00    468,400.00
          12   6,954,800.00    468,900.00
          13   6,952,700.00    468,900.00
          14   6,952,700.00    468,400.00
          15   6,952,900.00    468,400.00
          16   6,952,900.00    467,900.00
          17   6,954,000.00    467,900.00
          18   6,954,000.00    467,400.00

Area B1 - Eastern Buffer Zone (owned in name of CMR)

          26   6,953,800.00    470,920.08
          27   6,953,800.00    472,000.00
          28   6,950,000.00    472,000.00
          29   6,950,000.00    471,000.00

        30  6,949,800.00  471,000.00
        31  6,949,800.00  470,900.00
        32  6,951,500.00  470,900.00
        33  6,951,500.00  468,900.00
        25  6,952,200.00  468,900.00
        24  6,952,200.00  470,920.08
        23  6,952,600.00  470,920.08
        22  6,592,600.00  471,400.00
        21  6,593,400.00  471,400.00
        20  6,593,400.00  470,920.08

Area B2 - Eastern Buffer Zone - (Application to Purchase has been made by CMR on behalf of CMM to Ministry of National Assets for the purchase of 974.4 ha.)

        27  6,953,800.00  472,000.00
        34  6,953,800.00  473,407.20
        35  6,950,800.00  474,100.40
        36  6,950,800.00  473,900.00
        37  6,950,400.00  473,900.00
        38  6,950,400.00  473,400.00
        39  6,950,200.00  473,400.00
        40  6,950,200.00  472,900.00
        41  6,950,000.00  472,900.00
        28  6,950,000.00  472,000.00

Area B3 - Eastern Buffer Zone (surface leased from Army pursuant to Easement granted by the Chilean Army to Bema Chile dated June 27, 1991 for approximately 2,425 ha., registration No. 3.273)

        34  6,953,800.00  473,407.20
        44  6,953,800.00  473,400.00
        45  6,953,400.00  474,400.00
        46  6,953,400.00  474,900.00
        47  6,953,200.00  474,900.00
        48  6,953,200.00  475,400.00
        49  6,952,800.00  475,400.00
        50  6,952,800.00  474,900.00
        51  6,951,800.00  474,900.00
        52  6,951,800.00  474,400.00
        53  6,951,100.00  474,400.00
        55  6,951,100.00  474,031.00

[Map of Surface Rights by UTM Coordinates appears here.]

                                 SCHEDULE "D"

                                 WATER RIGHTS

                 DESCRIPTION OF WATER EXPLORATION CONCESSIONS
                 --------------------------------------------

*   VALLE ANCHO      CHILEAN WATER DEPARTMENT FILE NR. 149 D.G.A. 29. GRANTS
                     AUTHORIZATION TO JULIA ASPILLAGA FOR UNDERGROUND WATER
                     EXPLORATION AREA OF VALLE ANCHO - MUNICIPALITY AND
                     PROVINCE OF COPIAPO - III REGION ATACAMA, CHILE.
                     CONCESSION EXPIRES JUNE 10, 1994.

*   PANTANILLO       CHILEAN WATER DEPARTMENT FILE NR. 112 D.G.A. 36. GRANTS
                     AUTHORIZATION TO JULIA ASPILLAGA FOR UNDERGROUND WATER
                     EXPLORATION AREA OF PANTANILLO - MUNICIPALITY AND
                     PROVINCE OF COPIAPO - III REGION ATACAMA, CHILE.
                     CONCESSION EXPIRES JULY 14, 1994.

*   QUEBRADA DE      CHILEAN WATER DEPARTMENT FILE NR. 148 D.G.A. 31. GRANTS
    LA SAL           AUTHORIZATION TO JULIA ASPILLAGA FOR UNDERGROUND WATER
                     EXPLORATION AREA OF QUEBRADA DE LA SAL - MUNICIPALITY
                     AND PROVINCE OF COPIAPO - III REGION ATACAMA, CHILE.
                     CONCESSION EXPIRES JUNE 10, 1994.

*   CERRO PAREDONES  CHILEAN WATER DEPARTMENT FILE NR. 150 D.G.A. 50. GRANTS
                     AUTHORIZATION TO JULIA ASPILLAGA FOR UNDERGROUND WATER EXPLORATION AREA OF CERRO PAREDONES - MUNICIPALITY AND PROVINCE OF COPIAPO - III REGION ATACAMA, CHILE. CONCESSION EXPIRES SEPT. 1, 1994.

*   CERRO DEL MEDIO  CHILEAN WATER DEPARTMENT FILE NR. 147 D.G.A. 52. GRANTS
                     AUTHORIZATION TO BEMA GOLD CHILE LTDA. FOR UNDERGROUND WATER EXPLORATION AREA OF CERRO DEL MEDIO - MUNICIPALITY AND PROVINCE OF COPIAPO - III REGION ATACAMA, CHILE. CONCESSION EXPIRES SEPT. 16, 1992.

                 DESCRIPTION OF WATER EXPLOITATION CONCESSIONS
                 ---------------------------------------------

    Right to explore and exploit water granted by the Chilean Army to Bema Chile dated June 27, 1991 for approximately 4,372. ha., Registration No. 3.272.

    Resolution D.G.A. (Water Department) NR. 282 July 24, 1992 - 45 lts/sec. Resolution D.G.A. (Water Department) NR. 283 July 24, 1992 - 105 lts/sec. Resolution D.G.A. (Water Department) NR. 284 July 24, 1992 - 108 lts/sec.

                                 SCHEDULE "E"

                     UNAUDITED FINANCIAL STATEMENTS OF CMM
                     -------------------------------------

                                 SCHEDULE "F"

                          MATERIAL AGREEMENTS OF CMM

1990 Option Agreement.

Amendment to Option Agreement dated October 2, 1992.

Promise to Lease Contract (Refugio 78) dated August 29, 1990 between CMR and CMM and granted before the Santiago Notary Public Mr. Andres Rubio Flores. Subject to the condition that CMM acquire the Refugio Claims.

Promise to Assign dated August 30, 1990 between:

(i) Miriam Codoceo Gonzalez and CMM regarding the exploration concessions known as Amparo 1 - 12 for 1.5 million pesos payable in cash on issuance of the assignment deed;

(ii) Mario Hernandez Alvarez and CMM regarding the exploitation concession and the exploration concessions known as the claims Maricunga 1 - 280 for 350,000 pesos, claims Tranque 1 - 4 for 300,000 pesos, and Anillo 1 - 25 for 2,500,000 pesos payable in cash on issuance of the assignment deed.

Request dated June 1, 1992 by CMR on behalf of CMM to Ministry of National Assets for the purchase of 974.4 ha with the coordinates for the area marked B2 in Schedule "C".

                                 SCHEDULE "G"

      MATERIAL AGREEMENTS OF BEMA COMPANIES RELATING TO REFUGIO PROPERTY

     1990 Option Agreement.

     Amendment to Option Agreement dated October 2, 1992.

     Easement granted by the Chilean Army to Bema Chile dated June 27, 1991 for approximately 2,425 ha., Registration No. 3.273.

     Right to explore and exploit water granted by the Chilean Army to Bema Chile dated June 27, 1991 for approximately 4,372. ha., Registration No. 3.272.

                                 SCHEDULE "H"

                     APPROVALS REQUIRED BY BEMA COMPANIES

Approval of The Toronto Stock Exchange to enter into the Transactions.

Approval of The Vancouver Stock Exchange to enter into the Transactions.

* Approval of the Chilean Army to the transfer by Bema Chile to CMM of that portion of the easement granted by the Chilean Army to Bema Chile dated June 27, 1991, registration No. 3.273 over the area described as Area B3 in Schedule "C".

* Approval of the Chilean Army to the transfer by Bema Chile to CMM of the right to explore and exploit water granted by the Chilean Army to Bema Chile dated June 27, 1991 for approximately 4,372. ha., Registration No. 3.272.

* Approval of the Chilean government to the transfer of the water exploration concessions.

* Approval of the Chilean government to the transfer of the Application to Purchase made by CMR on behalf to CMM to Ministry of National Assets for the purchase of 974.4 ha.

Note: those approvals marked with an "*" will not be received by First Closing or Final Closing.

                                 SCHEDULE "I"

                     APPROVALS REQUIRED BY AMAX COMPANIES



Approval of The New York Stock Exchange to issue an additional 3,150,000 shares of the common stock of AGI to the CMR Shareholders.

Approval of The Toronto Stock Exchange to issue an additional 3,150,000 shares of common stock of AGI to the CMR Shareholders.